Exhibit 99.1

ARCA BIOPHARMA ANNOUNCES US FDA ACCEPTANCE OF GENCARO IND

APPLICATION FOR THE TREATMENT OF ATRIAL FIBRILLATION

Phase 2B/3 GENETIC-AF Trial on Track to Begin Patient Enrollment in Q1 2014

Gencaro Potentially the First Genetically-Targeted Cardiovascular Treatment

Westminster, CO, December 4, 2013 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, today announced that the Company’s GencaroTM Investigational New Drug (IND) application for atrial fibrillation (AF) has been accepted by the U.S. Food and Drug Administration (FDA) and is now active.

ARCA plans to evaluate Gencaro, a pharmacologically unique beta-blocker and mild vasodilator, as a potential treatment for atrial fibrillation in the Phase 2B/3 GENETIC-AF clinical trial, which is expected to begin enrolling patients in the first quarter of 2014. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it potential to be the first genetically-targeted therapy for the prevention of atrial fibrillation.

Dr. Michael R. Bristow, Founder and CEO of ARCA, and a pioneer of beta-blockade development commented, “At ARCA, we believe a personalized medicine approach to drug development, tailoring medical treatment to the individual genetic characteristics of each patient, can enable more effective therapies, improve patient outcomes and reduce healthcare costs. If the GENETIC-AF trial successfully confirms the atrial fibrillation data analysis from a prior Phase 3 clinical trial, Gencaro has the potential to be the first genetically targeted treatment for the prevention of this important cardiovascular disorder and provide a much needed treatment option for patients in an area of high unmet medical need.”

GENETIC-AF Clinical Trial

GENETIC-AF is planned as a Phase 2B/3, multi-center, randomized, double-blind clinical trial comparing Gencaro to Toprol-XL for prevention of AF in patients with heart failure and reduced left ventricular ejection fraction (HFREF). ARCA plans to enroll only patients with the genetic variant of the beta-1 cardiac receptor which the Company believes responds most favorably to Gencaro. GENETIC-AF has an adaptive design, under which the Company plans to initiate it as a Phase 2B study in approximately 200 patients and then, depending on the results of an interim analysis by the trial Data Safety Monitoring Board (DSMB), expand the trial to a Phase 3 study by enrolling an estimated additional 420 patients. The Company anticipates that patient enrollment in GENETIC-AF will begin in the first quarter of 2014.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. ARCA has a collaboration with Medtronic, Inc. for support of the GENETIC-AF trial. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding, potential timing for patient enrollment in the GENETIC-AF trial, the sufficiency of the Company’s capital to support its operations, the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, future treatment options for patients with atrial fibrillation, the role of AF burden in diagnosis and treatment of atrial fibrillation and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2012, and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

Investor & Media Contact:

Derek Cole

720.940.2163

derek.cole@arcabiopharma.com

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